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EXHIBIT 99.1(b)
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                                                                                   PRO FORMA
NETOPIA, INC. AND SUBSIDIARY
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1999
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                Company                 Pro Forma       Pro Forma
                                                                               Historical    StarNet   Adjustments      Balances
                                                                               ----------------------------------------------------
 Revenues...................................................................     $ 44,151    $ 1,080     $ (198)(a)       $ 45,033
 Cost of revenues...........................................................       16,243        824         --             17,067
                                                                              -------------  ---------  -----------    ------------
    Gross Profit............................................................       27,908        256       (198)            27,966
  Operating Expenses:
    Research and development................................................        9,211      1,361         --             10,572
    Selling and marketing...................................................       20,221         12         --             20,233
    General and administrative..............................................        3,654        645         --              4,299
    Acquired in-process research and development............................        4,205         --         --(b)           4,205
    Amortization of goodwill and other intangible assets....................          543         --      6,919(c)           7,462
                                                                              -------------  ---------  -----------    -----------
          Total operating expenses..........................................       37,834      2,018      6,919             46,771
                                                                              -------------  ---------  -----------    ------------
          Operating loss....................................................       (9,926)    (1,762)    (7,117)           (18,805)
 Other income, net..........................................................        2,066         18         --              2,084
                                                                              -------------  ---------  -----------    ------------
    Loss from continuing operations before income taxes.....................       (7,860)    (1,744)    (7,117)           (16,721)
                                                                              -------------  ---------  -----------    ------------
 Income tax provision (benefit).............................................           --          1         --                  1
 Net income (loss) from continuing operations...............................      $(7,860)   $(1,745)   $(7,117)          $(16,722)
                                                                              =============  =========  ===========    ============

 Per share data, continuing operations:
    Basic and diluted loss per share........................................       $(0.60)                   --             $(1.24)
                                                                              =============             ===========    ============
    Common shares used in the per share calculations........................       13,092                   448             13,540
                                                                              =============             ===========    ============

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a)  This amount represents the elimination of a $198,000 technology license we acquired from StarNet before the acquisition date of October 13, 1999.

b) There will be a one time write-off for acquired-in-process research and development in the amount of approximately $5.7 million as determined by an independent third party analysis which will be recorded in the first quarter of fiscal 2000. We have not presented this item on the face of the pro forma statements of operations because it is significant and unusual in nature.

    The Company used the income approach to appraise the value of the business and projects acquired. Such method takes into consideration the stage of completion of the project and estimates related to expected future revenues, expenses and cash flows which are then discounted back to present day amounts. Based upon these estimates, material net cash flows from the acquired business are expected to occur during the calendar year 2000. These cash flows were discounted using a weighted average discount rate of 20%. Based upon the expenses incurred and the development time invested in the product prior to the acquisition and the estimated expenses and development time to complete the product, the Company determined the product to be approximately 72.5% complete at the time of acquisition.

    We believe we followed recent guidance disseminated by the SEC in the valuation of in-process research and development. However, in the event the SEC concludes that a different valuation is appropriate, we may have to re-state the charges to operations taken in connection with this transaction

c)  This amount represents the following:

 . Amortization of $1.2 million of goodwill which we will begin amortizing in the first quarter of fiscal 2000 over a 4 year period.

 . Amortization of $5.7 million of other intangible assets which we will begin amortizing in the first quarter of fiscal 2000 over a 3 year period.